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                                                                 EXHIBIT (99)(b)

                          INDEPENDENT AUDITORS' REPORT
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The Board of Directors
Merdian Bancorp, Inc.:


We have audited the accompanying consolidated balance sheet of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1995 and the results of their operations and their cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

Philadelphia, PA
January 17, 1996,
Except as to note 2, which is as of February 23, 1996

                                                       /s/ KPMG Peat Marwick LLP